                                                                                                  Exhibit 11.01
                                          The Travelers Inc. and Subsidiaries
                                           Computation of Earnings Per Share
                                      (In millions, except for per share amounts)


                                                            Three Months Ended March 31
                                                            ---------------------------
                                                                    1994             1993
                                                                    ----             ----
       Earnings:
         Net Income                                                 $340             $172
         Preferred dividends:
           8.125% Cumulative Preferred Stock - Series A               (6)              (6)
           5.5% Convertible Preferred Stock - Series B                (2)               -
           $4.53 Convertible Preferred Stock - Series C               (4)               -
           9 1/4% Preferred Stock - Series D                          (9)               -
                                                                    ----             ----
         Income applicable to common stock                          $319             $166
                                                                    ====              ===

       Average shares:
         Common                                                      320              218
         Common stock warrants                                         -                -
         Assumed exercise of dilutive stock options                    4                4
         Incremental shares - Capital Accumulation Plan                3                3
                                                                     ---              ---
                                                                     327              225
                                                                     ===              ===

         Earnings Per Share                                        $0.98            $0.74
                                                                    ====             ====

 Earnings per common share  is based on the weighted average number  of common shares outstanding during the period after consideration of the dilutive effect of common  stock warrants and stock options and  the incremental shares assumed issued under the Capital  Accumulation Plan.  Fully diluted earnings per common share, assuming conversion of  all outstanding  convertible preferred  stock  (in 1994  only), the  maximum dilutive  effect of  common stock equivalents and the  assumed conversion of  convertible debentures (in 1993 only) have  not been presented because the effects are not  material.  The fully diluted earnings per common share computation for the three months ended
 March 31, 1994 and 1993, would entail  adding the number of shares issuable on  conversion of preferred stock  and other debentures (7 and  4 million shares, respectively)  and the additional common  stock equivalents (1  million shares in 1993 only) to the number of shares  included in the earnings per common share  calculation (resulting in a total of 334 and 230  million shares, respectively) and eliminating the preferred stock dividend requirement  in
 1994 and the  after-tax interest expense related to the conversion of other debentures in 1993 ($6 and $2 million, respectively).
